Exhibit 99.1

Texas Eastern Products Pipeline Company, LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheet
June 30, 2009

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
TABLE OF CONTENTS

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT JUNE 30, 2009
(Dollars in millions)

ASSETS
Current assets:
Cash and cash equivalents	$--
Accounts receivable, trade (net of allowance for doubtful accounts of $2.6)	984.8
Accounts receivable, related parties	10.7
Inventories	95.6
Other	38.7
Total current assets	1,129.8
Property, plant and equipment, at cost (net of accumulated depreciation of $729.9)	2,591.6
Investments in unconsolidated affiliates	1,198.9
Intangible assets (net of accumulated amortization of $172.3)	195.1
Goodwill	106.6
Other assets	132.9
Total assets	$5,354.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$967.9
Accounts payable, related parties	40.9
Accrued interest	36.0
Other accrued taxes	21.0
Other	21.1
Total current liabilities	1,086.9
Long-term debt:
Senior notes	1,710.9
Junior subordinated notes	299.6
Other long-term debt	723.3
Total long-term debt	2,733.8
Other liabilities and deferred credits	27.8
Commitments and contingencies
Equity (deficit):
Texas Eastern Products Pipeline Company, LLC member’s equity (deficit):
Member’s equity (deficit)	(126.3)
Accumulated other comprehensive loss	(5.8)
Total Texas Eastern Products Pipeline Company, LLC member’s equity (deficit)	(132.1)
Noncontrolling interest	1,638.5
Total equity (deficit)	1,506.4
Total liabilities and equity (deficit)	$5,354.9

See Notes to Unaudited Condensed Consolidated Balance Sheet.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions.

Note 1.  Company Organization and Basis of Presentation

Company Organization

Texas Eastern Products Pipeline Company, LLC is a Delaware limited liability company that owns a 2% general partner interest in TEPPCO Partners, L.P. (“TEPPCO”) and acts as the managing general partner of TEPPCO.  We have no independent operations and no material assets outside those of TEPPCO.  TEPPCO is a publicly traded, diversified energy logistics partnership with operations that span much of the continental United States.  Its limited partner units (“Units”) are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “TPP.”  TEPPCO was formed in March 1990 as a Delaware limited partnership.  TEPPCO operates principally through TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P. (“TCTM”), TEPPCO Midstream Companies, LLC (“TEPPCO Midstream”) and TEPPCO Marine Services, LLC (“TEPPCO Marine Services”).

Our membership interests are owned by Enterprise GP Holdings L.P. (“Enterprise GP Holdings”), a publicly traded partnership controlled by Dan L. Duncan.  Enterprise GP Holdings is an affiliate of EPCO, Inc. (“EPCO”), a privately-held company also controlled by Dan L. Duncan.  Mr. Duncan and certain of his affiliates, including DFI GP Holdings L.P. (“DFIGP”), Enterprise GP Holdings and Dan Duncan LLC, a privately-held company controlled by him, control us, TEPPCO and Enterprise Products Partners L.P. (“Enterprise Products Partners”) and its affiliates, including Duncan Energy Partners L.P. (“Duncan Energy Partners”).  EPCO and its affiliates and Enterprise GP Holdings are not liable for our obligations nor do we assume or guarantee the obligations of such affiliates.  We do not receive financial assistance from or own interests in any other EPCO affiliates other than our general partner interests in TEPPCO.  Enterprise GP Holdings, DFIGP and other entities controlled by Mr. Duncan own 17,073,315 of TEPPCO’s Units.  Our executive officers are employees of EPCO, and most of the other personnel working on behalf of TEPPCO also are employees of EPCO.  Under an amended and restated administrative services agreement (“ASA”), EPCO performs management, administrative and operating functions required for us and our subsidiaries, and we reimburse EPCO for all direct and indirect expenses that have been incurred in managing us and our subsidiaries.

On June 28, 2009, we and TEPPCO entered into definitive merger agreements with Enterprise Products Partners, its general partner, Enterprise Products GP, LLC (“EPGP”), and two of its subsidiaries.  See Note 13 for information regarding the proposed merger with Enterprise Products Partners.

References to “we,” “us,” “our,” and the “Company” mean Texas Eastern Products Pipeline Company, LLC, and where the context requires, include our subsidiaries and their business and operations.  References to the “Parent Company” are intended to mean and include Texas Eastern Products Pipeline Company, LLC, in its individual capacity, and not on a consolidated basis as part of a common control group with TEPPCO and its subsidiaries.

We refer to refined products, liquefied petroleum gases (“LPGs”), petrochemicals, crude oil, lubrication oils and specialty chemicals, natural gas liquids (“NGLs”), natural gas, asphalt, heavy fuel oil, other heated oil products and marine bunker fuel, collectively as “petroleum products” or “products.”

Basis of Presentation

We own a 2% general partner interest in TEPPCO, which conducts substantially all of our business.  We have no independent operations and no material assets outside those of TEPPCO.  The number of reconciling items between our consolidated balance sheet and that of TEPPCO are few.  The most significant difference is that relating to noncontrolling interest ownership in our net assets by the limited partners of TEPPCO, and the elimination of our investment in TEPPCO with our underlying partner’s capital account in TEPPCO.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Effective January 1, 2009, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 160 (Accounting Standards Codification (“ASC”) 810), Noncontrolling Interests in Consolidated Financial Statements.  SFAS 160 established accounting and reporting standards for noncontrolling interests, which were previously identified as minority interest in our consolidated balance sheet.  SFAS 160 requires, among other things, that noncontrolling interests be presented as a component of equity on our consolidated balance sheet (i.e., elimination of the “mezzanine” presentation previously used for minority interest). See Note 11 for additional information regarding noncontrolling interests.

The unaudited condensed consolidated balance sheet included in this Current Report on Form 8-K reflects the changes required by SFAS 160.

The accompanying unaudited condensed consolidated balance sheet reflects all adjustments that are, in the opinion of our management, of a normal and recurring nature and necessary for a fair statement of our financial position as of June 30, 2009.  Although we believe our disclosures are adequate to make the information presented in our unaudited condensed consolidated balance sheet not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted pursuant to those rules and regulations of the U.S. Securities and Exchange Commission (“SEC” or “Commission”).  Our unaudited condensed consolidated June 30, 2009 balance sheet should be read in conjunction with our audited December 31, 2008 balance sheet filed on TEPPCO’s Current Report on Form 8-K on July 8, 2009 (the “Recast Form 8-K”), which retrospectively adjusts portions of our audited December 31, 2008 balance sheet.  The Recast Form 8-K reflects our adoption of SFAS 160 and the resulting change in presentation and disclosure requirements.  In addition, this financial information should be read in conjunction with TEPPCO’s annual report on Form 10-K for the year ended December 31, 2008 and its Form 10-Q for the period ended June 30, 2009.  The Commission file number for TEPPCO’s public filings is 1-10403.

Note 2.  General Accounting Matters

Estimates

Preparing our Unaudited Condensed Consolidated Balance Sheet in conformity with GAAP requires management to make estimates and assumptions that affect amounts presented in the balance sheet (e.g. assets and liabilities) and disclosures about contingent assets and liabilities.  Our actual results could differ from these estimates.  On an ongoing basis, management reviews its estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Fair Value Information

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities are carried at amounts which reasonably approximate their fair values due to their short-term nature.  The estimated fair values of our fixed-rate debt are based on quoted market prices for such debt or debt of similar terms and maturities.  The carrying amount of our variable-rate debt obligation reasonably approximates its fair value due to its variable interest rate.  See Note 4 for fair value information associated with our derivative instruments. The following table presents the estimated fair values of our financial instruments at June 30, 2009:

	Carrying	Fair
Financial Instruments	Value	Value
Financial assets:
Cash and cash equivalents	$--	$--
Accounts receivable, trade	984.8	984.8
Financial liabilities:
Accounts payable and accrued liabilities	967.9	967.9
Other current liabilities	21.1	21.1
Fixed-rate debt (principal amount)	2,000.0	1,967.0
Variable-rate debt	723.3	723.3

Recent Accounting Developments

The following information summarizes recently issued accounting guidance since those reported in our Recast Form 8-K that will or may affect our future financial statements.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance in the form of FASB Staff Positions (“FSPs”) in an effort to clarify certain fair value accounting rules.  FSP Financial Accounting Standard (“FAS”) 157-4 (ASC 820), Determining Fair Value When the Volumes and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, establishes a process to determine whether a market is not active and a transaction is not distressed.  FSP FAS 157-4 states that companies should look at several factors and use judgment to ascertain if a formerly active market has become inactive.  When estimating fair value, FSP FAS 157-4 requires companies to place more weight on observable transactions determined to be orderly and less weight on transactions for which there is insufficient information to determine whether the transaction is orderly (entities do not have to incur undue cost and effort in making this determination).  The FASB also issued FSP FAS 107-1 and APB 28-1 (ASC 825), Interim Disclosures About Fair Value of Financial Instruments. This FSP requires that companies provide qualitative and quantitative information about fair value estimates for all financial instruments not measured on the balance sheet at fair value in each interim report.  Previously, this was only an annual requirement.  We adopted these FSPs effective June 30, 2009.  Our adoption of this new guidance did not have a material impact on our financial position or related disclosures.

In May 2009, the FASB issued SFAS No. 165 (ASC 855), Subsequent Events, which establishes general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  SFAS 165 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date.  We adopted SFAS 165 on June 30, 2009.  Our adoption of this guidance did not have any impact on our financial position.

In June 2009, the FASB issued SFAS No. 167 (ASC 810), Amendments to FASB Interpretation No. 46(R), which amended consolidation guidance for variable interest entities (“VIEs”) under FASB Interpretation (“FIN”) No. 46(R) (“FIN 46(R)”) (ASC 810-10) Consolidation of Variable Interest Entities.  VIEs are entities whose equity investors do not have sufficient equity capital at risk such that the entity cannot finance its own activities.  When a business has a controlling financial interest in a VIE, the assets, liabilities and profit or loss of that entity must be included in consolidation.  A business enterprise must

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

consolidate a VIE when that enterprise has a variable interest that will cover most of the entity’s expected losses and/or receive most of the entity’s anticipated residual return.  SFAS 167, among other things, eliminates the scope exception for qualifying special-purpose entities, amends certain guidance for determining whether an entity is a VIE, expands the list of events that trigger reconsideration of whether an entity is a VIE, requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE, requires continuous assessments of whether a company is the primary beneficiary of a VIE and requires enhanced disclosures about a company’s involvement with a VIE.  SFAS 167 is effective for us on January 1, 2010.  At June 30, 2009, we did not have any VIEs; therefore, our adoption of this new guidance is not expected to have a material impact on our financial position.

In June 2009, the FASB issued SFAS No. 168 (ASC 105), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162, which establishes the ASC as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. The ASC is a reorganization of current GAAP into a topical format that eliminates the current GAAP hierarchy and establishes instead two levels of guidance — authoritative and nonauthoritative.  All guidance contained in the ASC carries an equal level of authority.  Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants.  SFAS 168 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP.  SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  We will adopt SFAS 168 on September 30, 2009.  Our adoption of this new guidance is not expected to have any impact on our financial position.  References to specific GAAP in our consolidated balance sheet after our adoption of SFAS 168 will refer exclusively to the ASC.  We have elected to provide references to the ASC parenthetically in this Current Report on Form 8-K.

Subsequent Events

We have evaluated subsequent events through August 10, 2009, which is the date our Unaudited Condensed Consolidated Balance Sheet and Notes are being issued.

Note 3.  Accounting for Equity Awards

We account for equity awards in accordance with SFAS No. 123(R) (ASC 718 and 505), Share-Based Payment (“SFAS 123(R)”).  Such awards were not material to our consolidated balance sheet for the period presented.

Certain key employees of EPCO participate in long-term incentive compensation plans managed by EPCO.  We record our pro rata share of such costs based on the percentage of time each employee spends on our business activities.

1999 Phantom Unit Retention Plan

The Texas Eastern Products Pipeline Company, LLC 1999 Phantom Unit Retention Plan (“1999 Plan”) provides for the issuance of phantom unit awards as incentives to key employees.  A total of 2,800 phantom units were outstanding under the 1999 Plan at June 30, 2009, which cliff vest in January 2010.  During the first quarter of 2009, 2,800 additional phantom units which were outstanding at December 31, 2008 under the 1999 Plan were forfeited.  Additionally, in April 2009, 13,000 phantom units vested and $0.3 million was paid out to a participant in April 2009.  At June 30, 2009, we had an accrued liability balance of $0.1 million for compensation related to the 1999 Plan.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

2000 Long Term Incentive Plan

The Texas Eastern Products Pipeline Company, LLC 2000 Long Term Incentive Plan (“2000 LTIP”) provides key employees incentives to achieve improvements in our financial performance.  At December 31, 2008, we had an accrued liability balance of $0.2 million for compensation related to the 2000 LTIP.  On December 31, 2008, 11,300 phantom units vested and $0.2 million was paid out to participants in the first quarter of 2009.  There were no remaining phantom units outstanding under the 2000 LTIP at June 30, 2009.

2005 Phantom Unit Plan

The Texas Eastern Products Pipeline Company, LLC 2005 Phantom Unit Plan (“2005 Phantom Unit Plan”) provides key employees incentives to achieve improvements in our financial performance. At December 31, 2008, we had an accrued liability balance of $0.6 million for compensation related to the 2005 Phantom Unit Plan.  On December 31, 2008, a total of 36,600 phantom units vested and $0.6 million was paid out to participants in the first quarter of 2009. There were no remaining phantom units outstanding under the 2005 Phantom Unit Plan at June 30, 2009.

EPCO 2006 Long-Term Incentive Plan

The EPCO, Inc. 2006 TPP Long-Term Incentive Plan (“2006 LTIP”) provides for awards of TEPPCO’s Units and other rights to our non-employee directors and to certain employees of EPCO and its affiliates providing services to us.  Awards granted under the 2006 LTIP may be in the form of restricted units, phantom units, unit options, unit appreciation rights (“UARs”) and distribution equivalent rights.  Subject to adjustment as provided in the 2006 LTIP, awards with respect to up to an aggregate of 5,000,000 of TEPPCO’s Units may be granted under the 2006 LTIP. After giving effect to the issuance or forfeiture of restricted unit awards and option awards through June 30, 2009, a total of 4,161,046 additional TEPPCO Units could be issued under the 2006 LTIP in the future.  The merger agreement governing our proposed merger with a subsidiary of Enterprise Products Partners contains restrictions on the issuance of additional TEPPCO Units under the 2006 LTIP.  See Note 13 for information regarding the proposed merger with Enterprise Products Partners.

Unit option awards.  The following table presents unit option activity under the 2006 LTIP for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number	Strike Price	Contractual
	of Units	(dollars/Unit)	Term (in years)
Outstanding at December 31, 2008	355,000	$40.00
Granted (1)	329,000	$24.84
Forfeited	(109,500)	$34.38
Outstanding at June 30, 2009 (2)	574,500	$32.39	4.78

(1)  The total grant date fair value of these unit option awards granted in 2009 was $1.3 million based upon the following assumptions: (i) weighted-average expected life of options of 4.8 years; (ii) weighted-average risk-free interest rate of 2.14%; (iii) weighted-average expected distribution yield on TEPPCO’s Units of 11.31%; (iv) estimated forfeiture rate of 17.0%; and (v) weighted-average expected unit price volatility on TEPPCO’s Units of 59.32%.
(2)   No unit options were exercisable as of June 30, 2009.

At June 30, 2009, the estimated total unrecognized compensation cost related to nonvested unit option awards granted under the 2006 LTIP was $1.5 million.  We expect to recognize our share of this cost over a weighted-average period of 3.46 years in accordance with the ASA (see Note 13).

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Restricted unit awards.  The following table presents restricted unit activity under the 2006 LTIP for the periods indicated:

		Weighted-
		Average Grant
	Number	Date Fair Value
	of Units	per Unit (1)
Restricted units at December 31, 2008	157,300
Granted (2)	140,450	$23.93
Vested	(5,000)	$34.63
Forfeited	(32,350)	$32.29
Restricted units at June 30, 2009	260,400

(1)  Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited and vested awards is determined before an allowance for forfeitures.
(2)  Aggregate grant date fair value of restricted unit awards issued during 2009 was $3.4 million based on grant date market prices ranging from $28.81 to $29.83 per TEPPCO Unit and an estimated forfeiture rate of 17.0%.

The total fair value of restricted unit awards that vested during the three months and six months ended June 30, 2009 was $0.1 million.  At June 30, 2009, the estimated total unrecognized compensation cost related to restricted unit awards under the 2006 LTIP was $6.2 million. We expect to recognize our share of this cost over a weighted-average period of 3.17 years in accordance with the ASA.

Phantom unit awards.  At June 30, 2009, a total of 1,647 phantom units were outstanding, which were awarded in 2007 under the 2006 LTIP to three of the then non-executive members of the board of directors.  Each participant is entitled to cash distributions equal to the product of the number of phantom units granted to the participant and the per Unit cash distribution that TEPPCO paid to its unitholders. Phantom unit awards to non-executive directors are accounted for in a manner similar to SFAS 123(R) liability awards.

UAR awards.  At June 30, 2009, a total of 392,788 UARs were outstanding, which were awarded in 2007 under the 2006 LTIP to non-executive members of the board of directors and to certain employees providing services directly to us.

▪
Non-Executive Members of the Board of Directors.  At June 30, 2009, a total of 95,654 UARs, awarded to non-executive members of the board of directors under the 2006 LTIP, were outstanding at a weighted-average exercise price of $41.82 per TEPPCO Unit (66,225 UARs issued in 2007 at an exercise price of $45.30 per TEPPCO Unit to the then three non-executive members of the board of directors and 29,429 UARs issued in 2008 at an exercise price of $33.98 per TEPPCO Unit to a non-executive member of the board of directors in connection with his election to the board).  UARs awarded to non-executive directors are accounted for in a manner similar to SFAS 123(R) liability awards.  Mr. Hutchison, who was a non-executive member of the board of directors at the time of issuance of these UARs (and the phantom unit awards discussed above), became interim executive chairman in March 2009.

▪
Employees.  At June 30, 2009, a total of 297,134 UARs, awarded under the 2006 LTIP to certain employees providing services directly to us, were outstanding at an exercise price of $45.35 per TEPPCO Unit. UARs awarded to employees are accounted for as liability awards under SFAS 123(R) since the current intent is to settle the awards in cash.

Employee Partnerships

In 2008, EPCO formed TEPPCO Unit, L.P. (“TEPPCO Unit I”) and TEPPCO Unit II, L.P. (“TEPPCO Unit II”) (collectively, “Employee Partnerships”) to serve as long-term incentive arrangements

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

for key employees of EPCO by providing them with a “profits interest” in the Employee Partnerships.  At June 30, 2009, the estimated unrecognized compensation cost related to TEPPCO Unit I and TEPPCO Unit II was $1.4 million and $1.2 million, respectively.  We expect to recognize our share of these costs over a weighted-average period of 4.27 years in accordance with the ASA.

Note 4.  Derivative Instruments and Hedging Activities

In the course of our normal business operations, we are exposed to certain risks, including changes in interest rates and commodity prices.  In order to manage risks associated with certain identifiable and anticipated transactions, we use derivative instruments.  Derivatives are financial instruments whose fair value is determined by changes in a specified benchmark such as interest rates or commodity prices. Typical derivative instruments include futures, forward contracts, swaps and other instruments with similar characteristics.  Substantially all of our derivatives are used for non-trading activities.

SFAS No. 133 (ASC 815), Accounting for Derivative Instruments and Hedging Activities, requires companies to recognize derivative instruments at fair value as either assets or liabilities on the balance sheet.  While the standard requires that all derivatives be reported at fair value on the balance sheet, changes in fair value of the derivative instruments will be reported in different ways depending on the nature and effectiveness of the hedging activities to which they are related.  After meeting specified conditions, a qualified derivative may be specifically designated as a total or partial hedge of:

▪
Changes in the fair value of a recognized asset or liability, or an unrecognized firm commitment – In a fair value hedge, all gains and losses (of both the derivative instrument and the hedged item) are recognized in income during the period of change.

▪
Variable cash flows of a forecasted transaction – In a cash flow hedge, the effective portion of the hedge is reported in other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings.

An effective hedge is one in which the change in fair value of a derivative instrument can be expected to offset 80% to 125% of changes in the fair value of a hedged item at inception and throughout the life of the hedging relationship.  The effective portion of a hedge is the amount by which the derivative instrument exactly offsets the change in fair value of the hedged item during the reporting period.  Conversely, ineffectiveness represents the change in the fair value of the derivative instrument that does not exactly offset the change in the fair value of the hedged item.  Any ineffectiveness associated with a hedge is recognized in earnings immediately.  Ineffectiveness can be caused by, among other things, changes in the timing of forecasted transactions or a mismatch of terms between the derivative instrument and the hedged item.

On January 1, 2009, we adopted the disclosure requirements of SFAS No. 161 (ASC 815), Disclosures About Derivative Financial Instruments and Hedging Activities.  SFAS 161 requires enhanced qualitative and quantitative disclosure requirements regarding derivative instruments.  This footnote reflects the new disclosure standard.

Interest Rate Derivative Instruments

We utilize interest rate swaps, treasury locks and similar derivative instruments to manage our exposure to changes in the interest rates of certain debt agreements. This strategy is a component in controlling our cost of capital associated with such borrowings.  At June 30, 2009, we had no interest rate derivative instruments outstanding.

At times, we may use treasury lock derivative instruments to hedge the underlying U.S. treasury rates related to forecasted issuances of debt.  As cash flow hedges, gains or losses on these instruments are recorded in other comprehensive income and amortized to earnings using the effective interest method over

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

the estimated term of the underlying fixed-rate debt.  During March 2008, we terminated treasury locks having a combined notional value of $600.0 million and recognized an aggregate loss of $23.2 million in other comprehensive income during the first quarter of 2008.  We recognized approximately $3.6 million of this loss in interest expense during the six months ended June 30, 2008 as a result of interest payments hedged under the treasury locks not occurring as forecasted.

Commodity Derivative Instruments

We seek to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations.  The price of crude oil is subject to fluctuations in response to changes in supply, demand, general market uncertainty and a variety of additional factors that are beyond our control. In order to manage the price risk associated with crude oil, we enter into commodity derivative instruments such as forwards, basis swaps and futures contracts.  The purpose of such hedging strategy is to either balance our inventory position or to lock in a profit margin.

At June 30, 2009, we had no outstanding commodity derivatives designated as hedging instruments under SFAS 133.  Currently, our commodity derivative instruments do not meet the hedge accounting requirements of SFAS 133 and are accounted for as economic hedges using mark-to-market accounting.  These financial instruments had a minimal impact on our earnings.  The following table summarizes our outstanding commodity derivative instruments not designated as hedging instruments under SFAS 133 at June 30, 2009:

Accounting
Derivative Purpose	Volume (1)	Treatment
Derivatives not designated as hedging instruments under SFAS 133:
Crude oil risk management activities (2)	4.5 MMBbls	Mark-to-market

(1)  Reflects the absolute value of the derivative notional volumes.
(2)  Reflects the use of derivative instruments to manage risks associated with our portfolio of crude oil storage assets.  These commodity derivative instruments have forward positions through March 2010.

For information regarding fair value amounts and gains and losses on commodity derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts on Derivative Instruments and Related Hedged Items” within this Note 4.

Credit-Risk Related Contingent Features in Derivative Instruments

We have no credit-risk related contingent features in any of our derivative instruments.

Tabular Presentation of Fair Value Amounts on Derivative Instruments and Related Hedged Items

The following table provides a balance sheet overview of our derivative assets and liabilities at June 30, 2009:

	Asset Derivatives		Liability Derivatives
Derivatives not designated as hedging instruments under SFAS 133:
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value
Commodity derivatives	Other current assets	$2.7	Other current liabilities	$2.3
Total derivatives not
designated as hedging
instruments	$2.7	$2.3

Over the next twelve months, we expect to reclassify $6.0 million of accumulated other comprehensive loss attributable to settled treasury locks to earnings as an increase to interest expense.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

SFAS 157 – Fair Value Measurements

SFAS 157 (ASC 820) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.  Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk.  Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.  These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3).  At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur with sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYSE or New York Mercantile Exchange).  Level 1 primarily consists of financial assets and liabilities such as exchange-traded financial instruments, publicly-traded equity securities and U.S. government treasury securities.  At June 30, 2009, we had no Level 1 financial assets and liabilities.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, the time value of money, volatility factors for stocks, current market and contractual prices for the underlying instruments and other relevant economic measures.  Substantially all of these assumptions are (i) observable in the marketplace throughout the full term of the instrument, (ii) can be derived from observable data or (iii) are validated by inputs other than quoted prices (e.g., interest rates and yield curves at commonly quoted intervals).  Our Level 2 fair values primarily consist of commodity forward agreements transacted over-the-counter.  The fair values of these derivatives are based on observable price quotes for similar products and locations.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Our Level 3 fair values largely consist of commodity contracts generally less than one year in term.  We rely on broker quotes for these

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prices due to the limited observability of locational and quality-based pricing differentials. At June 30, 2009, our Level 3 financial assets were less than $0.1 million.

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at June 30, 2009.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value assets and liabilities, in addition to their placement within the fair value hierarchy levels.

	Level 2	Level 3	Total
Financial assets:
Commodity derivative instruments	$2.7	$--	$2.7
Total	$2.7	$--	$2.7

Financial liabilities:
Commodity derivative instruments	$2.3	$--	$2.3
Total	$2.3	$--	$2.3

The following table sets forth a reconciliation of changes in the fair value of our Level 3 financial assets and liabilities for the three months and six months ended June 30, 2009:

Balance, January 1	$(0.1)
Total gains included in net income	0.4
Purchases, issuances, settlements	0.1
Balance, March 31	0.4
Purchases, issuances, settlements	(0.4)
Balance, June 30	$--

We adopted the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  Our adoption of this guidance had no impact on our financial position.

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).  The following table presents the fair value of an asset carried on the balance sheet by caption and by level within the SFAS 157 valuation hierarchy (as described above) at the date indicated for which a nonrecurring change in fair value has been recorded during the period:

	June 30, 2009	Level 1	Level 2	Level 3	Total Losses
Property, plant and equipment	$3.0	$--	$--	$3.0	$2.3

As a result of idling a river terminal at Helena, Arkansas, in our Downstream Segment, during the six months ended June 30, 2009, we recorded a non-cash impairment charge of $2.3 million.  We estimated fair value of the asset using appropriate valuation techniques.

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Note 5.  Inventories

Inventories are valued at the lower of cost (based on weighted-average cost method) or market.  The major components of inventories were as follows at June 30, 2009:

Crude oil (1)	$58.1
Refined products and LPGs (2)	17.2
Lubrication oils and specialty chemicals	10.2
Materials and supplies	10.0
NGLs	0.1
Total	$95.6

(1) $57.8 million of our crude oil inventory was subject to forward sales contracts. (2) Refined products and LPGs inventory is managed on a combined basis.

Due to fluctuating commodity prices, we recognize lower of average cost or market adjustments when the carrying value of our inventories exceeds their net realizable value.

Note 6.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balance were as follows at June 30, 2009:

	Estimated
	Useful Life
	in Years
Plants and pipelines (1)	5-40(5)	$1,943.9
Underground and other storage facilities (2)	5-40(6)	315.8
Transportation equipment (3)	5-10	13.0
Marine vessels (4)	20-30	508.6
Land and right of way		144.1
Construction work in progress		396.1
Total property, plant and equipment		$3,321.5
Less: accumulated depreciation		729.9
Property, plant and equipment, net		$2,591.6

(1)  Plants and pipelines include refined products, LPGs, NGLs, petrochemical, crude oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings, laboratory and shop equipment; and related assets.
(2)  Underground and other storage facilities include underground product storage caverns, storage tanks and other related assets.
(3)  Transportation equipment includes vehicles and similar assets used in our operations.
(4)  Includes $50.0 million related to the vessels acquired from TransMontaigne Products Services Inc. (see Note 8).
(5)  The estimated useful lives of major components of this category are as follows: pipelines, 20-40 years (with some equipment at 5 years); terminal facilities, 10-40 years; office furniture and equipment, 5-10 years; buildings, 20-40 years; and laboratory and shop equipment, 5-40 years.
(6)  The estimated useful lives of major components of this category are as follows: underground storage facilities, 20-40 years (with some components at 5 years); and storage tanks, 20-30 years.

Asset Retirement Obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of certain tangible long-lived assets that result from acquisitions, construction, development and/or normal operations or a combination of these factors.  Our ARO liability balance at June 30, 2009 was $1.5 million.  Property, plant and equipment at June 30, 2009 includes $0.7 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

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Note 7.  Investments In Unconsolidated Affiliates

We own interests in related businesses that are accounted for using the equity method of accounting.  These investments are identified in the following table by reporting business segment (see Note 12 for a general discussion of our business segments).  The following table presents our investments in unconsolidated affiliates at June 30, 2009:

	Ownership
	Percentage
Downstream Segment:
Centennial Pipeline LLC (“Centennial”)	50.0%	$66.4
Other	25.0%	0.4
Upstream Segment:
Seaway Crude Pipeline Company (“Seaway”)	50.0%	182.9
Midstream Segment:
Jonah Gas Gathering Company (“Jonah”)	80.64%	949.2
Total		$1,198.9

Our investments in Centennial, Seaway and Jonah included excess cost amounts totaling $73.3 million at June 30, 2009.  The value assigned to our excess investment in Centennial was created upon its formation, the value assigned to our excess investment in Seaway was created upon acquisition of our ownership interest in Seaway and the value assigned to our excess investment in Jonah was created as a result of interest capitalized on the construction of Jonah’s expansion.  We amortize such excess cost as a reduction in equity earnings in a manner similar to depreciation over the life of applicable contracts or assets acquired or constructed.

In August 2008, a wholly owned subsidiary of ours, together with a subsidiary of Enterprise Products Partners and Oiltanking Americas, Inc. (“Oiltanking”), formed the Texas Offshore Port System partnership (“TOPS”).  Effective April 16, 2009, our wholly owned subsidiary dissociated from TOPS.  We believe that the dissociation discharged our affiliate with respect to further obligations under the TOPS partnership agreement, and accordingly, TEPPCO from the associated liability under the related parent guarantee; therefore, we have not recorded any amounts related to such guarantee.  The wholly owned subsidiary of Enterprise Products Partners that was a partner in TOPS also dissociated from the partnership effective April 16, 2009.  See Note 14 for litigation matters associated with our dissociation from TOPS.

On a quarterly basis, we monitor the underlying business fundamentals of our investments in unconsolidated affiliates and test such investments for impairment when impairment indicators are present.  As a result of our reviews for the second quarter of 2009, no impairment charges were required.  We have the intent and ability to hold these investments, which are integral to our operations.

Note 8.  Business Combination

On June 4, 2009, we expanded our Marine Services Segment with the acquisition of 19 tow boats and 28 tank barges from TransMontaigne Product Services Inc. (“TransMontaigne”), for $50.0 million in cash.  The acquired vessels provide marine vessel fueling services for cruise liners and cargo ships, referred to as bunkering, and other ship-assist services and transport fuel oil for electric generation plants.  The acquisition complements our existing fleet of vessels that currently transport petroleum products along the nation’s inland waterway system and in the Gulf of Mexico.  The newly acquired marine assets are generally supported by contracts that have a three to five year term and are based primarily in Miami, Florida, with additional assets located in Mobile, Alabama, and Houston, Texas.  We financed the acquisition with borrowings under TEPPCO’s revolving credit facility.

The results of operations for the TransMontaigne acquisition are included in our consolidated financial statements beginning at the date of acquisition.  This acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with SFAS 141(R) (ASC 805).  Under SFAS 141(R), all of the assets acquired in the transaction are recognized at their acquisition-date fair

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values, while transaction costs associated with the transaction are expensed as incurred.  Accordingly, the cost of the acquisition has been recorded as property, plant and equipment based on estimated fair values.  Such fair values have been developed using recognized business valuation techniques.

Note 9.  Intangible Assets and Goodwill

Intangible Assets

The following table summarizes intangible assets by business segment being amortized at June 30, 2009:

	Gross	Accum.	Carrying
	Value	Amort.	Value
Intangible assets:
Downstream Segment:
Transportation agreements	$1.0	$(0.4)	$0.6
Other	7.0	(1.0)	6.0
Subtotal	8.0	(1.4)	6.6
Upstream Segment:
Transportation agreements	0.9	(0.4)	0.5
Other	10.5	(3.3)	7.2
Subtotal	11.4	(3.7)	7.7
Midstream Segment:
Gathering agreements	239.7	(134.1)	105.6
Fractionation agreements	38.0	(21.4)	16.6
Other	0.3	(0.2)	0.1
Subtotal	278.0	(155.7)	122.3
Marine Services Segment:
Customer relationship intangibles	51.3	(4.8)	46.5
Other	18.7	(6.7)	12.0
Subtotal	70.0	(11.5)	58.5
Total intangible assets	$367.4	$(172.3)	$195.1

Goodwill

The following table presents the carrying amount of goodwill by business segment at June 30, 2009:

Downstream Segment	$1.3
Upstream Segment	14.9
Marine Services Segment	90.4
Total	$106.6

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 10.  Debt Obligations

The following table summarizes the principal amounts outstanding under all of our debt instruments at June 30, 2009:

Senior debt obligations: (1)
Revolving Credit Facility, due December 2012 (2)	$723.3
7.625% Senior Notes, due February 2012	500.0
6.125% Senior Notes, due February 2013	200.0
5.90% Senior Notes, due April 2013	250.0
6.65% Senior Notes, due April 2018	350.0
7.55% Senior Notes, due April 2038	400.0
Total principal amount of long-term senior debt obligations	2,423.3
7.000% Junior Subordinated Notes, due June 2067 (1)	300.0
Total principal amount of long-term debt obligations	2,723.3
Adjustment to carrying value associated with hedges of fair value and
unamortized discounts (3)	10.5
Total long-term debt obligations	2,733.8
Total Debt Instruments (3)	$2,733.8

(1)  TE Products, TCTM, TEPPCO Midstream and Val Verde Gas Gathering Company, L.P. have issued full, unconditional, joint and several guarantees of TEPPCO’s senior notes, junior subordinated notes and revolving credit facility (“Revolving Credit Facility”).
(2)  The weighted-average interest rate paid on TEPPCO’s variable-rate Revolving Credit Facility was 0.92%.
(3)  From time to time TEPPCO enters into interest rate swap agreements to hedge its exposure to changes in the fair value on a portion of the debt obligations presented above (see Note 4). Amount includes $5.0 million of unamortized discounts and $15.5 million related to fair value hedges.

Except for routine fluctuations in TEPPCO’s unsecured Revolving Credit Facility, there have been no material changes in the terms of TEPPCO’s debt obligations since December 31, 2008.

During September 2008, Lehman Brothers Bank, FSB (“Lehman”), which had a 4.05% participation in TEPPCO’s Revolving Credit Facility, stopped funding its commitment following the bankruptcy filing of its parent entity.  Assuming that future fundings are not received for the Lehman percentage commitment, aggregate available capacity would be reduced by approximately $28.9 million.  At June 30, 2009, TEPPCO’s available borrowing capacity under the Revolving Credit Facility was approximately $197.8 million.

See Note 15 for a subsequent event regarding a loan agreement TEPPCO entered into with Enterprise Products Partners.

Covenants

TEPPCO was in compliance with the covenants of its long-term debt obligations at June 30, 2009.

Debt Obligations of Unconsolidated Affiliates

We have one unconsolidated affiliate, Centennial, with long-term debt obligations.  The following table shows the total debt of Centennial at June 30, 2009 (on a 100% basis) and the corresponding scheduled maturities of such debt.

	Our		Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2009	2010	2011	2012	2013	2013
Centennial	50%	$124.8	$4.8	$9.1	$9.0	$8.9	$8.6	$84.4

At June 30, 2009, Centennial’s debt obligations consisted of $124.8 million borrowed under a master shelf loan agreement.  Borrowings under the master shelf agreement mature in May 2024 and are

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collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners (see Note 14).

There have been no material changes in the terms of the debt obligations of Centennial since December 31, 2008.

Note 11.  Equity (Deficit) and Noncontrolling Interest

Texas Eastern Products Pipeline Company, LLC Member’s Equity (Deficit)

At June 30, 2009, the Parent Company’s member’s equity (deficit) consisted of its capital account and accumulated other comprehensive loss.

At June 30, 2009, we had a deficit balance of $126.3 million in our member’s equity account. This negative balance does not represent an asset to us and does not represent obligations of our member to contribute cash or other property to us. The member’s equity account generally consists of our member’s cumulative share of our net income less cash distributions made to it plus capital contributions that it has made to us.  Cash distributions that we receive during a period from TEPPCO may exceed TEPPCO’s net income for the period.  In turn, cash distributions we make to our member during a period may exceed our net income for the period.  TEPPCO makes quarterly cash distributions of all of its Available Cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by us, as general partner, in our reasonable discretion (these cash distributions paid to us are eliminated upon consolidation of the Parent Company’s financial statements with TEPPCO’s financial statements).  Cash distributions by us to our member in excess of our net income during previous years resulted in a deficit in the member’s equity account at June 30, 2009.  Future cash distributions that exceed net income will result in an increase in the deficit balance in the member’s equity account.

According to TEPPCO’s partnership agreement, in the event of TEPPCO’s dissolution, after satisfying its liabilities, TEPPCO’s remaining assets would be divided among the limited partners of TEPPCO and us, as general partner, generally in the same proportion as Available Cash but calculated on a cumulative basis over the life of TEPPCO.  If a deficit balance still remains in our equity account after all allocations are made between TEPPCO’s partners, we would not be required to make whole any such deficit.

Noncontrolling Interests

Noncontrolling interest represents third-party ownership interests, including those of TEPPCO’s public unitholders, in the net assets of TEPPCO through TEPPCO’s publicly traded Units.  The Parent Company owns a 2% general partner interest in TEPPCO and the incentive distribution rights of TEPPCO.  For financial reporting purposes, the assets and liabilities of TEPPCO are consolidated with those of our own, with any third party investor’s interest in our consolidated balance sheet amounts shown as noncontrolling interest.  Distributions to and contributions from noncontrolling interests represent cash payments and cash contributions, respectively.  At June 30, 2009, TEPPCO had outstanding 104,943,004 Units.

Registration Statements.  TEPPCO has a universal shelf registration statement on file with the SEC that allows it to issue an unlimited amount of debt and equity securities.

TEPPCO also has a registration statement on file with the SEC authorizing the issuance of up to 10,000,000 of its Units in connection with its distribution reinvestment plan (“DRIP”).  A total of 533,936 TEPPCO Units have been issued under this registration statement from inception of the DRIP through June 30, 2009.  See Note 15 for information regarding the suspension of the DRIP.

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In addition, TEPPCO has a registration statement on file related to its employee unit purchase plan (“EUPP”), under which TEPPCO can issue up to 1,000,000 of its Units.  A total of 43,506 TEPPCO Units have been issued to employees under this plan from inception of the EUPP through June 30, 2009.  See Note 15 for information regarding the suspension of the EUPP.

During the six months ended June 30, 2009, a total of 131,605 TEPPCO Units were issued in connection with the DRIP and the EUPP.  Total net proceeds received during the six months ended June 30, 2009 from these TEPPCO Unit offerings was $3.3 million.

Accumulated Other Comprehensive Loss

Our accumulated other comprehensive loss balance consisted of losses of $43.0 million, of which $37.1 million was attributable to noncontrolling interests, related to interest rate and treasury lock derivative instruments at June 30, 2009.

Note 12.  Business Segments

We have four reporting segments:

▪	Our Downstream Segment, which is engaged in the pipeline transportation, marketing and storage of refined products, LPGs and petrochemicals;

▪
Our Upstream Segment, which is engaged in the gathering, pipeline transportation, marketing and storage of crude oil, distribution of lubrication oils and specialty chemicals and fuel transportation services;

▪	Our Midstream Segment, which is engaged in the gathering of natural gas, fractionation of NGLs and pipeline transportation of NGLs; and

▪	Our Marine Services Segment, which is engaged in the marine transportation of petroleum products and provision of marine vessel fueling and other ship-assist services.

Amounts indicated in the following table as “Other” include the elimination of intersegment related party receivables and investment balances among our reporting segments and assets that we hold that have not been allocated to any of our reporting segments (including such items as corporate furniture and fixtures, vehicles, computer hardware and software, prepaid insurance and unamortized debt issuance costs on debt issued at the TEPPCO level).

The following table includes information by segment, together with reconciliations to our consolidated totals, for June 30, 2009:

	Reportable Segments
				Marine
	Downstream	Upstream	Midstream	Services
	Segment	Segment	Segment	Segment	Other	Consolidated
Segment assets	$1,417.9	$1,697.8	$1,517.8	$703.1	$18.3	$5,354.9
Investments in unconsolidated affiliates	58.1	182.9	949.2	--	8.7	1,198.9
Intangible assets, net	6.6	7.7	122.3	58.5	--	195.1
Goodwill	1.3	14.9	--	90.4	--	106.6

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 13.  Related Party Transactions

The following table summarizes our related party receivable and payable amounts at June 30, 2009:

Accounts receivable, related parties (1)	$10.7
Accounts payable, related parties (2)	40.9

(1)  Relates to sales and transportation services provided to Enterprise Products Partners and certain of its subsidiaries and EPCO and certain of its affiliates and direct payroll, payroll related costs and other operational expenses charged to unconsolidated affiliates.
(2)  Relates to direct payroll, payroll related costs and other operational related charges from Enterprise Products Partners and certain of its subsidiaries and EPCO and certain of its affiliates, transportation and other services provided by unconsolidated affiliates, advances from Seaway for operating expenses and $3.0 million related to operational related charges from Cenac Towing Co., Inc., Cenac Offshore, L.L.C. and Mr. Arlen B. Cenac, Jr. (collectively, “Cenac”). See Note 15 for information regarding the termination of the transitional operating agreement.

As an affiliate of EPCO and other companies controlled by Mr. Duncan, our transactions and agreements with them are not necessarily on an arm’s length basis.  As a result, we cannot provide assurance that the terms and provisions of such transactions or agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

Relationship with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities:

▪	EPCO and its privately-held affiliates;
▪	Enterprise GP Holdings, which owns all of the Parent Company’s membership interests;
▪	Enterprise Products Partners, which is controlled by affiliates of EPCO, including Enterprise GP Holdings;
▪	Duncan Energy Partners, which is controlled by affiliates of EPCO;
▪	Enterprise Gas Processing LLC, which is controlled by affiliates of EPCO and is our joint venture partner in Jonah; and
▪	the Employee Partnerships, which are controlled by EPCO (see Note 3).

See Note 15 for a subsequent event regarding a loan agreement TEPPCO entered into with Enterprise Products Partners.

Dan L. Duncan directly owns and controls EPCO and, through Dan Duncan LLC, owns and controls EPE Holdings, LLC, the general partner of Enterprise GP Holdings.  Enterprise GP Holdings owns all of our membership interests.  Our principal business activity is to act as managing partner of TEPPCO.  Our executive officers are employees of EPCO (see Note 1).

We and TEPPCO are both separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates.  EPCO and its consolidated privately-held affiliates depend on the cash distributions they receive from the Parent Company and other investments to fund their operations and to meet their debt obligations.  We paid cash distributions of $31.0 million during the six months ended June 30, 2009 to our member.

The ownership interests in us and the limited partner interests in TEPPCO that are owned or controlled by EPCO and certain of its affiliates, other than those interests owned by Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a privately-held affiliate of EPCO.  All of the membership interests in us and the limited partner interests in TEPPCO owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.  If

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Enterprise GP Holdings were to default under its credit facility, its lender banks could own the Parent Company.

In August 2008, we, together with Enterprise Products Partners and Oiltanking, announced the formation of TOPS.  On April 16, 2009, we, along with a subsidiary of Enterprise Products Partners, dissociated ourselves from TOPS (see Note 7).

EPCO ASA. We have no employees, and all of our management, administrative and operating functions are performed by employees of EPCO, pursuant to the ASA or by other service providers.  We, TEPPCO, Enterprise Products Partners, Duncan Energy Partners, Enterprise GP Holdings and our respective general partners are among the parties to the ASA.  The Audit, Conflicts and Governance Committee (“ACG Committee”) of each general partner has approved the ASA.

Under the ASA, we reimburse EPCO for all costs and expenses it incurs in providing management, administrative and operating services for us, including compensation of employees (i.e., salaries, medical benefits and retirement benefits) (see Note 1).  Since the vast majority of such expenses are charged to us on an actual basis (i.e., no mark-up or subsidy is charged or received by EPCO), we believe that such expenses are representative of what the amounts would have been on a standalone basis.  With respect to allocated costs, we believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs we would have incurred on a standalone basis.

On January 30, 2009, we entered into the Fifth Amended and Restated ASA, which amended the previous ASA to provide for the cash reimbursement to EPCO by us of distributions of cash or securities, if any, made by TEPPCO Unit II to its Class B limited partner, Mr. Jerry Thompson, our chief executive officer and an employee of EPCO.  The Fifth Amended and Restated ASA also extends the term of EPCO’s service obligations from December 2010 to December 2013.

Proposed Merger with Enterprise Products Partners.  On June 28, 2009, we and TEPPCO entered into definitive merger agreements with Enterprise Products Partners, EPGP and two of its subsidiaries. Under the terms of the definitive agreements, the Parent Company and TEPPCO would become wholly owned subsidiaries of Enterprise Products Partners, and each of TEPPCO’s outstanding Units, other than 3,645,509 of its Units owned by a privately-held affiliate of EPCO, would be cancelled and converted into the right to receive 1.24 Enterprise Products Partners common units.  The 3,645,509 TEPPCO Units owned by a privately-held affiliate of EPCO would be converted, based on the 1.24 exchange ratio, into the right to receive 4,520,431 of Enterprise Products Partners Class B units (“Class B Units”).  The Class B Units would not be entitled to regular quarterly cash distributions of Enterprise Products Partners for sixteen quarters following the closing of the merger and, except for the payment of distributions, would have the same rights and privileges as Enterprise Products Partners common units.  The Class B Units would convert automatically into the same number of Enterprise Products Partners common units on the date immediately following the payment date for the sixteenth quarterly distribution following the closing of the merger.  No fractional Enterprise Products Partners common units would be issued in the proposed merger, and TEPPCO’s unitholders would, instead, receive cash in lieu of fractional Enterprise Products Partners common units, if any.

Under the terms of the definitive agreements, Enterprise GP Holdings would receive 1,331,681 common units of Enterprise Products Partners and an increase in the capital account of EPGP to maintain its 2% general partner interest in Enterprise Products Partners as consideration for 100% of the Parent Company’s membership interests.

A Special Committee of our ACG Committee unanimously determined that the merger is fair and reasonable to TEPPCO and TEPPCO’s unaffiliated unitholders and recommended that the merger be approved by our board of directors, our ACG Committee and TEPPCO’s unaffiliated unitholders.  Based upon such determination and recommendation, our ACG Committee unanimously determined that the merger is fair and reasonable to TEPPCO and TEPPCO’s unaffiliated unitholders and approved the merger,

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such approval constituting “Special Approval” under TEPPCO’s partnership agreement.  Our ACG Committee also recommended that our board of directors approve the merger.  Based on the Special Committee’s determination and recommendation, as well as the ACG Committee’s determination, Special Approval and recommendation, our board of directors unanimously approved the merger and recommended that TEPPCO’s unaffiliated unitholders vote in favor of the merger proposal.  In addition, the ACG Committee of the general partner of each of Enterprise Products Partners and Enterprise GP Holdings also approved the transaction.

Completion of the proposed merger is subject to the approval of holders of at least a majority of TEPPCO’s outstanding Units.  In addition, pursuant to the merger agreement providing for the merger of the TEPPCO partnership, the number of votes cast in favor of the merger agreement by TEPPCO’s unitholders (excluding certain unitholders affiliated with EPCO and other specified officers and directors of us, Enterprise GP Holdings and Enterprise Products Partners) must exceed the votes cast against the merger agreement by such unitholders.  Affiliates of EPCO, including Enterprise GP Holdings, have executed a support agreement with Enterprise Products Partners in which they have agreed to vote their TEPPCO Units in favor of the merger agreement.  The closing is also subject to customary regulatory approvals, including that under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  Subject to the receipt of regulatory and TEPPCO unitholder approvals, completion of the proposed merger is expected to occur during the fourth quarter of 2009.  See Note 14 for information regarding litigation associated with the proposed merger.

The merger agreement providing for the merger of TEPPCO’s partnership contains provisions granting both TEPPCO and Enterprise Products Partners the right to terminate the agreement for certain reasons, including, among others, (i) if TEPPCO’s merger into Enterprise Products Partners’ subsidiary has not occurred on or before December 31, 2009, and (ii) TEPPCO’s failure to obtain its unitholder approval as described above.

Jonah Joint Venture.  Enterprise Products Partners (through an affiliate) is our joint venture partner in Jonah, the partnership through which we have owned our interest in the system serving the Jonah and Pinedale fields. Through June 30, 2009, we have reimbursed Enterprise Products Partners $308.3 million ($1.8 million in 2009, $44.9 million in 2008, $152.2 million in 2007 and $109.4 million in 2006) for our share of the Phase V cost incurred by it (including its cost of capital incurred prior to the formation of the joint venture of $1.3 million).  At June 30, 2009, we had a payable to Enterprise Products Partners for costs incurred of less than $0.1 million.  At June 30, 2009, we had a receivable from Jonah of $9.2 million for operating expenses.  During the six months ended June 30, 2009, we received distributions from Jonah of $76.0 million.  During the six months ended June 30, 2009, Jonah paid distributions of $18.2 million to the affiliate of Enterprise Products Partners that is our joint venture partner.

Ownership of the Parent Company by Enterprise GP Holdings; Relationship with Energy Transfer Equity.  Enterprise GP Holdings owns and controls our 2% general partner interest in TEPPCO and has the right (through its 100% ownership of us) to receive the incentive distribution rights.  Enterprise GP Holdings, DFIGP and other entities controlled by Mr. Duncan own 17,073,315 of TEPPCO’s Units.

Enterprise GP Holdings acquired equity method investments in Energy Transfer Equity, L.P. (“Energy Transfer Equity”) and its general partner in May 2007.  As a result, Energy Transfer Equity and its consolidated subsidiaries became related parties to us.

Relationship with Unconsolidated Affiliates

Our significant related party revenues and expense transactions with unconsolidated affiliates consist of management, rental and other revenues, transportation expense related to movements on Centennial and Seaway and rental expense related to the lease of pipeline capacity on Centennial.  For additional information regarding our unconsolidated affiliates, see Note 7.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

See “Jonah Joint Venture” within this Note 13 for a description of ongoing transactions involving our Jonah joint venture with Enterprise Products Partners.

Note 14.  Commitments and Contingencies

Litigation

In 1991, we were named as a defendant in a matter styled Jimmy R. Green, et al. v. Cities Service Refinery, et al. as filed in the 26th Judicial District Court of Bossier Parish, Louisiana.  The plaintiffs in this matter reside or formerly resided on land that was once the site of a refinery owned by one of our co-defendants.  The former refinery is located near our Bossier City facility.  Plaintiffs have claimed personal injuries and property damage arising from alleged contamination of the refinery property.  The plaintiffs have pursued certification as a class and their last demand had been approximately $175.0 million. Following a hearing, the trial court ruled that the prerequisites for certifying a class do not exist.  We expect that a final order dismissing the matter is forthcoming.  Accordingly, we do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

In October 2005, Williams Gas Processing, n/k/a Williams Field Services Company, LLC (“Williams”) notified Jonah that the gas delivered to Williams’ Opal Gas Processing Plant (“Opal Plant”) allegedly failed to conform to quality specifications of the Interconnect and Operator Balancing Agreement (“Interconnect Agreement”) which has allegedly caused damages to the Opal Plant in excess of $28.0 million.  On July 24, 2007, Jonah filed suit against Williams in Harris County, Texas seeking a declaratory order that Jonah was not liable to Williams.  In addition, on August 24, 2007, Williams filed a complaint in the 3rd Judicial District Court of Lincoln County, Wyoming alleging that Jonah was delivering non-conforming gas from its gathering customers in the Jonah system to the Opal Plant, in violation of the Interconnect Agreement.  Jonah denies any liability to Williams.  Discovery is ongoing.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of the State of Delaware (the “Delaware Court”), in his individual capacity, as a putative class action on behalf of TEPPCO’s other unitholders, and derivatively on TEPPCO’s behalf, concerning proposals made to its unitholders in its definitive proxy statement filed with the SEC on September 11, 2006 (“Proxy Statement”) and other transactions involving TEPPCO and Enterprise Products Partners or its affiliates.  Mr. Brinckerhoff filed an amended complaint on July 12, 2007.  The amended complaint names as defendants the Parent Company; our board of directors; EPCO; Enterprise Products Partners and certain of its affiliates and Dan L. Duncan.  TEPPCO is named as a nominal defendant.

The amended complaint alleges, among other things, that certain of the transactions adopted at a special meeting of TEPPCO’s unitholders on December 8, 2006, including a reduction of the Parent Company’s maximum percentage interest in TEPPCO’s distributions in exchange for TEPPCO’s Units (the “Issuance Proposal”), were unfair to its unitholders and constituted a breach by the defendants of fiduciary duties owed to its unitholders and that the Proxy Statement failed to provide its unitholders with all material facts necessary for them to make an informed decision whether to vote in favor of or against the proposals.  The amended complaint further alleges that, since Mr. Duncan acquired control of the Parent Company in 2005, the defendants, in breach of their fiduciary duties to TEPPCO and its unitholders, have caused TEPPCO to enter into certain transactions with Enterprise Products Partners or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  The amended complaint alleges that such transactions include the Jonah joint venture entered into by TEPPCO and an Enterprise Products Partners affiliate in August 2006 (citing the fact that our ACG Committee did not obtain a fairness opinion from an independent investment banking firm in approving the transaction and alleging that TEPPCO did not receive fair value for Enterprise Products Partners’ participation in the joint venture), and the sale by TEPPCO to an Enterprise Products Partners’ affiliate of the Pioneer plant in March 2006 (alleging that the purchase price did not provide fair value for the purchased assets to TEPPCO).  As more fully described in the Proxy Statement, the ACG Committee recommended the

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Issuance Proposal for approval by our board of directors.  The amended complaint also alleges that Richard S. Snell, Michael B. Bracy and Murray H. Hutchison, constituting the three members of the ACG Committee at the time, cannot be considered independent because of their alleged ownership of securities in Enterprise Products Partners and its affiliates and/or their relationships with Mr. Duncan.

The amended complaint seeks relief (i) awarding damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the complaint; (ii) rescinding all actions taken pursuant to the Proxy vote; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.  By its Opinion and Order dated November 25, 2008, the Delaware Court dismissed Mr. Brinckerhoff’s individual and putative class action claims with respect to the amendments to TEPPCO’s partnership agreement.  We refer to this action and the remaining claims in this action as the “Derivative Action.”

On April 29, 2009, Peter Brinckerhoff and Renee Horowitz, as Attorney in Fact for Rae Kenrow, purported unitholders of TEPPCO, filed separate complaints in the Delaware Court as putative class actions on behalf of the other unitholders of TEPPCO, concerning the proposed merger of the Parent Company and TEPPCO with Enterprise Products Partners (see Note 13).  On May 11, 2009, these actions were consolidated under the caption Texas Eastern Products Pipeline Company, LLC Merger Litigation, C.A. No. 4548-VCL (“Merger Action”).  The complaints name as defendants the Parent Company; Enterprise Products Partners and its general partner; EPCO; Dan L. Duncan; and each of our directors.

The Merger Action complaints allege, among other things, that the terms of the merger (as proposed as of the time the Merger Action complaints were filed) are grossly unfair to TEPPCO’s unitholders, that Mr. Duncan and other defendants who control us have acted to drive down the price of TEPPCO’s Units and that the proposed merger is an attempt to extinguish the Derivative Action, without consideration and without adequate information having been provided to TEPPCO’s unitholders to cast a vote with respect to the proposed merger.  The complaints further allege that the process through which the Special Committee of our ACG Committee was appointed to consider the proposed merger is contrary to the spirit and intent of TEPPCO’s partnership agreement and constitutes a breach of the implied covenant of fair dealing.

The complaints seek relief (i) enjoining the defendants and all persons acting in concert with them from pursuing the proposed merger; (ii) rescinding the proposed merger to the extent it is consummated, or awarding rescissory damages in respect thereof; (iii) directing the defendants to account for all damages suffered or to be suffered by the plaintiffs and the purposed class as a result of the defendants’ alleged wrongful conduct; and (iv) awarding plaintiffs’ costs of the actions, including fees and expenses of their attorneys and experts.

On June 28, 2009, the parties entered into a Memorandum of Understanding pursuant to which the Parent Company, TEPPCO, Enterprise Products Partners, EPCO, all other individual defendants and the plaintiffs have proposed to settle the Merger Action and the Derivative Action.  On August 5, 2009, the parties entered into a Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Agreement”) contemplated by the Memorandum of Understanding.  Pursuant to the Settlement Agreement, our board of directors will recommend to TEPPCO’s unitholders that they approve the adoption of the merger agreement and take all necessary steps to seek unitholder approval for the merger as soon as practicable.  Pursuant to the Settlement Agreement, approval of the merger will require, in addition to votes required under TEPPCO’s partnership agreement, that the actual votes cast in favor of the proposal by holders of TEPPCO’s outstanding Units, excluding those held by defendants to the Derivative Action, exceed the actual votes cast against the proposal by those holders.  The Settlement Agreement further provides that the Derivative Action was considered by the Special Committee to be a significant TEPPCO asset for which fair value was obtained in the merger consideration.

The Settlement Agreement is subject to customary conditions, including Delaware Court approval.  There can be no assurance that the Delaware Court will approve the settlement in the Settlement Agreement.  In such event, the proposed settlement as contemplated by the Settlement Agreement may be

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terminated.  Among other things, the plaintiffs’ agreement to settle the Derivative Action and Merger Action litigation, including their agreement to the fairness of the proposed terms and process of the merger negotiations is subject to (i) the drafting and execution of  other such documentation as may be required to obtain final Delaware Court approval and dismissal of the actions, (ii) Delaware Court approval and the mailing of the notice of settlement which sets forth the terms of settlement to TEPPCO’s unitholders, (iii) consummation of the proposed merger and (iv) final Delaware Court certification and approval of the settlement and dismissal of the actions.  See Note 13 for additional information regarding our relationship with Enterprise Products Partners, including information related to the proposed merger.

Additionally, on June 29 and 30, 2009, respectively, M. Lee Arnold and Sharon Olesky, purported unitholders of TEPPCO, filed separate complaints in the District Courts of Harris County, Texas, as putative class actions on behalf of other unitholders of TEPPCO, concerning the proposed merger of the Parent Company and TEPPCO with Enterprise Products Partners. The complaints name as defendants us; TEPPCO; Enterprise Products Partners and its general partner; EPCO; Dan L. Duncan; Jerry Thompson; and our board of directors.  These allegations in the complaints are similar to the complaints filed in Delaware on April 29, 2009 and seek similar relief.

In connection with the dissociation of Enterprise Products Partners and us from TOPS (see Note 7), Oiltanking has filed an original petition against Enterprise Offshore Port System, LLC, Enterprise Products Operating, LLC, TEPPCO O/S Port System, LLC, us and our General Partner in the District Court of Harris County, Texas, 61st Judicial District (Cause No. 2009-31367), asserting, among other things, that the dissociation was wrongful and in breach of the TOPS partnership agreement, citing provisions of the agreement that, if applicable, would continue to obligate us and Enterprise Products Partners to make capital contributions to fund the project and impose liabilities on us and Enterprise Products Partners.  Since we believe that our actions in dissociating from TOPS are expressly permitted by, and in accordance with, the terms of the TOPS partnership agreement, we intend to vigorously defend such actions.  We have not recorded any reserves for potential liabilities relating to this litigation, although we may determine in future periods that an accrual of reserves for potential liabilities (including costs of litigation) should be made.  If these payments are substantial, we could experience a material adverse impact on our liquidity.

In addition to the proceedings discussed above, we have been, in the ordinary course of business, a defendant in various lawsuits and a party to various other legal proceedings, some of which are covered in whole or in part by insurance. We believe that the outcome of these other proceedings will not individually or in the aggregate have a future material adverse effect on our consolidated financial position, results of operations or cash flows.

We evaluate our ongoing litigation based upon a combination of litigation and settlement alternatives.  These reviews are updated as the facts and combinations of the cases develop or change.  Assessing and predicting the outcome of these matters involves substantial uncertainties.  In the event that the assumptions we used to evaluate these matters change in future periods or new information becomes available, we may be required to record a liability for an adverse outcome.  In an effort to mitigate potential adverse consequences of litigation, we could also seek to settle legal proceedings brought against us.  We have not recorded any significant reserves for any litigation in our financial statements.

Regulatory Matters

Our pipelines and other facilities are subject to multiple environmental obligations and potential liabilities under a variety of federal, state and local laws and regulations. These include, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Federal Water Pollution Control Act or the Clean Water Act; the Oil Pollution Act; and analogous state and local laws and regulations. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges, and solid and hazardous waste management. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations

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that could influence our results of operations. If an accidental leak, spill or release of hazardous substances occurs at any facilities that we own, operate or otherwise use, or where we send materials for treatment or disposal, we could be held jointly and severally liable for all resulting liabilities, including investigation, remedial and clean-up costs. Likewise, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination.  Any or all of this could materially affect our results of operations and cash flows.

We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations, and that the cost of compliance with such laws and regulations will not have a material adverse effect on our results of operations or financial position. We cannot ensure, however, that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to us. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to affect the environment; and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and cash flows.  At June 30, 2009, our accrued liability for environmental remediation projects totaled $6.2 million.

In 1999, our Arcadia, Louisiana facility and adjacent terminals were directed by the Remediation Services Division of the Louisiana Department of Environmental Quality (“LDEQ”) to pursue remediation of environmental contamination.  Effective March 2004, we executed an access agreement with an adjacent industrial landowner who is located upgradient of the Arcadia facility.  This agreement enables the landowner to proceed with remediation activities at our Arcadia facility for which it has accepted shared responsibility.  At June 30, 2009, we have an accrued liability of $0.5 million for remediation costs at our Arcadia facility.  We do not expect that the completion of the remediation program proposed to the LDEQ will have a future material adverse effect on our financial position, results of operations or cash flows.

           We received a notice of probable violation from the U.S. Department of Transportation on April 25, 2005 for alleged violations of pipeline safety regulations at our Todhunter facility, with a proposed $0.4 million civil penalty.  We responded on June 30, 2005 by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty.  In June 2009, we paid $0.4 million to the U.S. Department of Transportation in settlement of the matter.  This settlement did not have a material adverse effect on our financial position, results of operations or cash flows.

           The Federal Energy Regulatory Commission (“FERC”), pursuant to the Interstate Commerce Act of 1887, as amended, the Energy Policy Act of 1992 and rules and orders promulgated thereunder, regulates the tariff rates for our interstate common carrier pipeline operations.  To be lawful under that Act, interstate tariff rates, terms and conditions of service must be just and reasonable and not unduly discriminatory, and must be on file with FERC.  In addition, pipelines may not confer any undue preference upon any shipper.  Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates.  The FERC can suspend those tariff rates for up to seven months.  It can also require refunds of amounts collected with interest pursuant to rates that are ultimately found to be unlawful.  The FERC and interested parties can also challenge tariff rates that have become final and effective.  Because of the complexity of rate making, the lawfulness of any rate is never assured.  A successful challenge of our rates could adversely affect our revenues.

The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products.  Our interstate tariff rates are either market-based or derived in accordance with the FERC’s indexing methodology, which currently allows a pipeline to increase its rates by a percentage linked to the producer price index for finished goods.  These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs.  Changes in the FERC’s approved methodology for approving rates could adversely affect us.  Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow.

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The intrastate liquids pipeline transportation and gas gathering services we provide are subject to various state laws and regulations that apply to the rates we charge and the terms and conditions of the services we offer.  Although state regulation typically is less onerous than FERC regulation, the rates we charge and the provision of our services may be subject to challenge.

Although our natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938, FERC regulation still significantly affects our natural gas gathering business.  Our natural gas gathering operations could be adversely affected in the future should they become subject to the application of federal regulation of rates and services or if the states in which we operate adopt policies imposing more onerous regulation on gathering.  Additional rules and legislation pertaining to these matters are considered and adopted from time to time at both state and federal levels.  We cannot predict what effect, if any, such regulatory changes and legislation might have on our operations or revenues.

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” or “GHGs” and including carbon dioxide and methane, may be contributing to climate change.  On April 17, 2009, the U.S. Environmental Protection Agency (“EPA”) issued a notice of its proposed finding and determination that emission of carbon dioxide, methane, and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere.  The EPA’s finding and determination would allow it to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act.  Although it may take the EPA several years to adopt and impose regulations limiting emissions of GHGs, any such regulation could require us to incur costs to reduce emissions of GHGs associated with our operations.  In addition, on June 26, 2009, the U.S. House of Representatives approved adoption of the “American Clean Energy and Security Act of 2009,” also known as the “Waxman-Markey cap-and-trade legislation” or “ACESA.”  ACESA would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs.  The U.S. Senate has also begun work on its own legislation for controlling and reducing emissions of GHGs in the United States.  Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs, and may have an adverse effect on our business, financial position, demand for our products, results of operations and cash flows.

Contractual Obligations

Scheduled maturities of long-term debt.  With the exception of routine fluctuations in the balance of TEPPCO’s Revolving Credit Facility, there have been no material changes in our scheduled maturities of long-term debt since December 31, 2008.

Operating lease obligations.  There have been no material changes in our operating lease commitments since December 31, 2008.

Purchase obligations.  Apart from that discussed below, there have been no material changes in our purchase obligations since December 31, 2008.

Due to our exit from TOPS, our capital expenditure commitments decreased by an estimated $68.0 million.  See Note 7 for additional information regarding our dissociation from TOPS.

Other

Guarantees.  At June 30, 2009, Centennial’s debt obligations consisted of $124.8 million borrowed under a master shelf loan agreement.  TEPPCO, TE Products, TEPPCO Midstream and TCTM (collectively, the “TEPPCO Guarantors”) are required, on a joint and several basis, to pay 50% of any past-due amount under Centennial’s master shelf loan agreement not paid by Centennial.  TEPPCO may be

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required to provide additional credit support in the form of a letter of credit or pay certain fees if either of its credit ratings from Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. falls below investment grade levels.  If Centennial defaults on its debt obligations, the estimated maximum potential amount of future payments for the TEPPCO Guarantors and Marathon Petroleum Company LLC (“Marathon”) is $62.4 million each at June 30, 2009.  At June 30, 2009, we have a liability of $8.7 million, which is based upon the expected present value of amounts we would have to pay under the guarantee.

TE Products, Marathon and Centennial have also entered into a limited cash call agreement, which allows each member to contribute cash in lieu of Centennial procuring separate insurance in the event of a third-party liability arising from a catastrophic event.  There is an indefinite term for the agreement and each member is to contribute cash in proportion to its ownership interest, up to a maximum of $50.0 million each.  As a result of the catastrophic event guarantee, at June 30, 2009, TE Products has a liability of $3.7 million, which is based upon the expected present value of amounts we would have to pay under the guarantee.  If a catastrophic event were to occur and we were required to contribute cash to Centennial, such contributions might be covered by our insurance (net of deductible), depending upon the nature of the catastrophic event.

Motiva Project.  In December 2006, we signed an agreement with Motiva Enterprises, LLC (“Motiva”) for us to construct and operate a new refined products storage facility to support the expansion of Motiva’s refinery in Port Arthur, Texas.  Under the terms of the agreement, we are constructing a 5.4 million barrel refined products storage facility for gasoline and distillates.  The agreement also provides for a 15-year throughput and dedication of volume, which will commence upon completion of the refinery expansion or July 1, 2010, whichever comes first.  Through June 30, 2009, we have spent approximately $245.6 million on this construction project.  Under the terms of the agreement, if Motiva cancels the agreement prior to the commencement date of the project, Motiva will reimburse us the actual reasonable expenses we have incurred after the effective date of the agreement, including both internal and external costs that would be capitalized as a part of the project, plus a ten percent cancellation fee.

TOPS.  We, through a subsidiary, owned a one-third interest in TOPS until April 16, 2009.  We had guaranteed up to approximately $700.0 million of the project costs to be incurred by this partnership.  Upon our dissociation (see Note 7), our obligations under this commitment terminated.

Insurance Matters

EPCO completed its annual insurance renewal process during the second quarter of 2009.  In light of recent hurricane and other weather-related events, the renewal of policies for weather-related risks resulted in significant increases in premiums and certain deductibles, as well as changes in the scope of coverage.

EPCO’s deductible for onshore physical damage from windstorms increased from $10.0 million per storm to $25.0 million per storm.  EPCO’s onshore program currently provides $150.0 million per occurrence for named windstorm events compared to $175.0 million per occurrence in the prior year.  For non-windstorm events, EPCO’s deductible for onshore physical damage remained at $5.0 million per occurrence.  Business interruption coverage in connection with a windstorm event remained unchanged for onshore assets.  Onshore assets covered by business interruption insurance must be out-of-service in excess of 60 days before any losses from business interruption will be covered.  Furthermore, pursuant to the current policy, we will now absorb 50% of the first $50.0 million of any loss in excess of deductible amounts for our onshore assets.  There were no changes to insurance coverage for our marine transportation assets.

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Note 15.  Subsequent Events

Suspension of DRIP and EUPP

In July 2009, TEPPCO suspended the opportunity for investors to acquire additional TEPPCO Units under its DRIP, pursuant to the terms of the definitive merger agreements with Enterprise Products Partners (see Note 13).  We expect this suspension to remain in place pursuant to such terms while the transaction is pending.  Additionally, the EUPP will suspend operations in August 2009 pursuant to the terms of the definitive merger agreements.

Loan Agreement with Enterprise Products Operating LLC

On August 5, 2009, TEPPCO entered into a Loan Agreement (the “Loan Agreement”) with Enterprise Products Operating LLC (“EPO”), a wholly-owned subsidiary of Enterprise Products Partners, under which EPO agreed to make an unsecured revolving loan to TEPPCO in an aggregate maximum outstanding principal amount not to exceed $100.0 million.  Borrowings under the Loan Agreement mature on the earliest to occur of (i) the consummation of our proposed merger with Enterprise Products Partners, (ii) the termination of the related merger agreement in accordance with the provisions thereof, (iii) December 31, 2009, (iv) the date upon which the maturity of the loan is otherwise accelerated upon an event of default, and (v) the date upon which EPO’s commitment to make the loan is terminated by TEPPCO pursuant to the Loan Agreement.  Borrowings under the Loan Agreement will bear interest at a floating rate equivalent to the one-month LIBOR Rate (as defined in the Loan Agreement) plus 2.00%.  Interest is payable monthly.

The Loan Agreement provides that amounts borrowed are non-recourse to the Parent Company and TEPPCO’s limited partners.  The Loan Agreement contains customary events of default, including (i) nonpayment of principal when due or nonpayment of interest or other amounts within three business days of when due; (ii) bankruptcy or insolvency with respect to TEPPCO; (iii) a change of control; or (iv) an event of default under TEPPCO’s Revolving Credit Facility.  Any amounts due by TEPPCO under the Loan Agreement will be unconditionally and irrevocably guaranteed by each of TEPPCO’s subsidiaries that guarantee its obligations under its Revolving Credit Facility (see Note 10).  EPO’s obligation to fund any borrowings under the Loan Agreement is subject to specified conditions, including the condition that, on and as of the applicable date of funding, no additional amounts are available to TEPPCO pursuant to its Revolving Credit Facility (either as borrowings or under any letters of credit).  The ACG Committee reviewed and approved the Loan Agreement, such approval constituting “Special Approval” under the conflict of interest provisions of TEPPCO’s Partnership Agreement.  The execution of the Loan Agreement was also unanimously approved by the ACG Committee of EPGP.

Settlement Agreement

On August 5, 2009, the parties to the Merger Action and the Derivative Action described in Note 14 entered into a Settlement Agreement contemplated by the Memorandum of Understanding.  Pursuant to the Settlement Agreement, our board of directors will recommend to TEPPCO’s unitholders that they approve the adoption of the merger agreement governing TEPPCO’s proposed merger with a subsidiary of Enterprise Products Partners and take all necessary steps to seek TEPPCO unitholder approval for the merger as soon as practicable.  Pursuant to the Settlement Agreement, approval of the merger will require, in addition to votes required under TEPPCO’s partnership agreement, that the actual votes cast in favor of the proposal by holders of TEPPCO’s outstanding Units, excluding those held by defendants to the Derivative Action, exceed the actual votes cast against the proposal by those holders.  The Settlement Agreement further provides that the Derivative Action was considered by the Special Committee to be a significant TEPPCO asset for which fair value was obtained in the merger consideration.

The Settlement Agreement is subject to customary conditions, including Delaware Court approval.  There can be no assurance that the Delaware Court will approve the settlement in the Settlement Agreement.  In such event, the proposed settlement as contemplated by the Settlement Agreement may be

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terminated.  See Note 13 for additional information regarding our relationship with Enterprise Products Partners, including information related to the proposed merger.  See Note 14 for additional information related to the Merger Action and the Derivative Action, including the Settlement Agreement.

 Termination of Transitional Operating Agreement

Effective August 1, 2009, personnel providing services to us under the transitional operating agreement with Cenac became employees of EPCO, and the transitional operating agreement was terminated.  Concurrently with the termination, TEPPCO Marine Services entered into a two-year consulting agreement with Mr. Cenac and Cenac Marine Services, L.L.C. under which Mr. Cenac has agreed to supervise TEPPCO Marine Services’ day-to-day operations on a part-time basis and, at TEPPCO Marine Services’ request, provide related management and transitional services.  The agreement entitles Mr. Cenac to $500,000 per year in fees, plus a one-time retainer of $200,000.  The consulting agreement contains noncompetition and nonsolitation provisions similar to those contained in the transitional operating agreement, which apply until the expiration of the two-year period following the date of last service provided under the consulting agreement.

Borrowing under Revolving Credit Facility

On August 4, 2009, TEPPCO submitted a request for borrowings under its Revolving Credit Facility received on August 7, 2009 in an aggregate amount of $95.9 million.  Such borrowings were used to pay the $91.6 million aggregate amount of TEPPCO’s cash distribution on its outstanding TEPPCO Units with respect to the quarter ended June 30, 2009 and for general partnership purposes.  Immediately following the payment of such distribution, TEPPCO expects to have approximately $820 million principal amount outstanding under its Revolving Credit Facility.